Exhibit 10.21

TRANSLATION OF LEASE AGREEMENT GENERAL TERMS

Section 1 (Lease Property)

“Gap” shall lease the Lease Property in the Korea Specialty Contractor Financial Building which is located at 395-70 Shindaebang-dong, Dongjak-gu, Seoul and “Eul” shall hold the lease.

Section 2 (Usage Limit and Duties of the Lessee)

“Eul” shall lease and use the Lease Property for the purpose(s) of this agreement and shall not use it for other purposes. Also, [“Eul”] shall perform all duties as a law-abiding administrator.

Section 3 (Lease Period)

(1)	The lease period in this agreement shall be the same as the terms in the lease.

(2)	This agreement shall be effective on the date when this agreement is executed.

(3)	This agreement shall be cancelled if “Eul” does not initiate usage of the Lease Property by 30 days after the expected move-in date or if the entire amount of the lease deposit is not paid to “Gap” by the expected move-in date.

(4)	This agreement shall be considered extended for 1 year with the same terms as in this agreement if both parties do not request termination or changes in writing by 1 month prior to the expiration date of the Lease.

(5)	If “Gap” or “Eul” wishes to terminate this agreement during the lease period, this agreement shall be terminated by providing notification of termination of the lease to the other party in writing at least by 3 months prior. In that case, there shall be no penalty for early termination. However, if the lessee pre-paid 1 month rent as a penalty (interest for 1 month which is calculated as 12% of annual interest rate for either partial rent or the deposit in case of the lessee), the lease shall be cancelled immediately, even during the period mentioned above.

(6)	A portion of the Lease Property shall not be cancelled. However, there may be an exception if both parties agree.

Section 4 (Changes to the Agreement)

The lessor and the lessee may make amendments to the agreement terms prior to termination of the lease or during an extension period of the lease if there are reasonable and unavoidable causes. [seals]

Section 5 (Lease Deposit)

(1)	The lease deposit shall be the same as in the lease agreement terms and “Eul” shall pay “Gap” 1/10 of the lease deposit at the time of entering into the agreement as a good faith gesture. Also, the balance shall be paid in full to the lessor by the day before the move-in date. However, in the case of the deposit for monthly rent, [payment of] the entire amount shall be the lease deposit in principle, but it may be 1/10 of the lease deposit based on an annual rent if both parties agree.

(2)	If this agreement is cancelled automatically according to the Section 3 (3) , the deposit mentioned in (1) shall belong to “Gap” by default without any notification and “Eul” shall not make a claim for refund of the deposit. These same [terms] shall apply if “Eul” cannot move-in due to any circumstances.

(3)	No interest shall be paid for the lease deposit.

(4)	“Eul” shall not substitute the lease deposit for a lease payment, transfer the right to make a claim for a refund of the lease deposit to a third party, or use it for purpose(s) of holding as security for the right of pledge and other collateral.

(5)	When this agreement expires or is cancelled due eo other reasons, “Gap” shall refund the lease deposit to “Eul” within 10 days after the Lease Property is handed over.

If there is a delay in the refund, interest for the delay, which will be calculated by “Gap” based on typical bank loan annual interest rates for delayed loans, shall be paid to “Eul”. However, if “Eul” should have expenses due to this contract or if debt remains, such amount shall be subtracted and the balance shall be refunded.

Section 6 (Monthly Rent)

(1)	Monthly rent is as stated in the lease agreement terms.

(2)	If “Eul” does not make payments to “Gap” on the expected payment dates, [“Eul”] shall pay the rent plus a penalty which shall be decided by “Gap” calculated on overdue interest rates that are based on typical bank annual interest rate for delayed loans. This penalty shall be applied to the entire unpaid monthly rent starting from the expected payment date.

(3)	If “Eul” is unable to move in on the expected move-in date due to any reason, the rent shall be calculated from the move-in date. However, if “Gap” does not hand over the Lease Property to “Eul” by the move-in date, the rent shall be calculated from the date when “Eul” actually takes over the Lease Property.

(4)	If the lease agreement period starts or ends in the middle of a monthly rent period, the rent shall be prorated to the number of days.

Section 7 (Maintenance Fee)

(1)	A monthly maintenance fee shall be as described in the lease agreement.

(2)	The monthly maintenance fee, which includes electricity, water & sewer, heating & cooling, elevator, cleaning, security and other expenses to maintain the building shall be charged and will not be calculated based upon usage. However, if the usage of utilities outside of the supply hours designated in the Move-In Agreement or the use of electrical equipment exceeds the capacity designated in the agreement, “Eul” shall pay for the actual usage of the utilities separately.

(3)	If the lessee operates a community facility, he shall pay separately for the usage of utilities regardless of the conditions in (1) and (2).

(4)	[The rules for] payment times and late fees for maintenance fee are described in Section 6.

Section 8 (Adjustment of Lease Deposit, Rent and Maintenance Fee)

(1)	“Gap” can request an adjustment of the lease deposit, rent, and maintenance fee in writing at least 30 days in advance for justifiable reasons, such as amendments to laws, economic changes, the current status of the leasing market in the vicinity, an increase in taxes, utilities and other expenses, so that lease deposit (rent) and maintenance fee may be adjusted. In that case, “Eul” must accept the request by “Gap”. [Seals]

(2)	If “Eul” refuses the request by “Gap”, it will be considered as a notification of cancellation of the lease by “Eul”. In that case, this agreement shall be considered to be cancelled as of the last day of the month when the objection is made regardless of the lease agreement period described in Section 3.

Section 9 (Provision to Transfer of Rights)

(1)	“Eul” shall not transfer the rights stated in this agreement or sub-lease any portion or the entire Lease Property to any third party.

(2)	“Eul” shall not permit any third party to use the Lease Property, to post a name(s) of non-occupant(s), or use it as a contact office without the written agreement of “Gap”.

(3)	“Eul”, if leasing a community facility, shall not exercise any rights against “Gap” to make a claim for any business operation rights or premiums. The same applies regarding third parties.

Section 10 (Protection of Assets)

(1)	“Gap” may post a security guard in the lobby, hallway(s) or common areas to protect the building.

(2)	“Eul” shall be responsible for taking appropriate measure for the security of “Eul’s” personal property. Also, “Gap” shall not be responsible for any damage to “Eul’s” property which occurs within the Lease Property due to fire, theft or other reasons.

(3)	“Eul” shall purchase and maintain necessary fire equipment in the Lease Property and shall cooperate to form an internal firefighting group to protect the property of both parties.

Section 11 (Prohibited Behavior)

“Eul” shall not engage in the following activities:

(1)	Disorderly conduct that causes discomfort to the public or prevents the public from using the common area.

(2)	The posting of nameplates, business signs or advertising materials without approval from “Gap”,

(3)	The storage of explosives, dangerous materials, materials hazardous to the human body or any material that may destroy the property.

(4)	The use of firewood, coal, oil or fuel other than that supplied by or approved by “Gap”.

(5)	The use of loud instruments or the keeping of pets.

(6)	The destruction or misuse of, or alteration to, the leased property

(7)	Adding or using devices to alter the electrical system without approval from “Gap”.

(8)	Using the leased property for residential purposes or for any purposes other than those specified in this agreement

(9)	The manufacture and sale of alcoholic beverages and liquors. However, there may be exceptions to community facilities if there is an agreement between both parties.

Section 12 (Alteration of the Interior of the Leased Location)

(1)	If “Eul” wishes to install dividers, add electrical power devices in addition to what is already supplied in the building, post advertising material, or add to or alter the facility, a written approval shall be obtained from “Gap” before taking any actions. Also, the entire cost shall be paid by “Eul”.

(2)	Where there is construction in accordance with (1), “Gap” shall approve the locations and everything shall be return to its original condition at the time of moving out. The cost shall be paid by “Eul”.

(3)	“Eul” shall not make any claims to “Gap” for interest, necessary costs, usage fees, or any other cost associated with expenses incurred by “Eul” for the changes in the Leased Location. The same applies to third parties.

(4)	Any acquisition tax, property tax, other taxes or utility fees incured due to changes such as addition or remodeling of the facility stated in (1) shall be paid by “Eul”, regardless of whose name is stated on the bills. [Seals]

Section 13 (Maintenance and Repair)

(1)	“Gap” shall pay for the cost to repair (including painting) caused by normal wear, wear and discoloration of the wall, ceiling, floor and other areas. However, any repair cost incurred due to negligence by “Eul” or “Eul’s” changes shall be paid by “Eul”.

(2)	“Eul” shall immediately notify “Gap” when something needs to be repaired. If “Eul” decides to make the repair, There should be an agreement in advance with “Gap”.

Section 14 (Indemnification of “Gap”)

(1)	“Gap” shall not be responsible for any damage to “Eul” or anyone related to “Eul” that are caused by natural disaster, war, or legal reasons beyond “Gap”s” control or for any other reasons for which “Gap” could not be held responsible (the burden of proof is on “Eul”).

(2)	“Eul” shall be responsible for both the inside and outside of the Leased Location in the event of fire, theft or accidents within the Leased Location regardless of “Eul’s” intentions or negligence.

(3)	Even if there are causes beyond control as stated in (1), “Eul” shall not have extended time to fulfill previous responsibilities.

Section 15 (Operating Hours of Common Area and Limitation of Usage)

(1)	“Gap” shall consider the convenience of “Eul”, discuss openings and closings of the entrance, operating hours of heating, cooling, other facilities and the common area and include it in the separate Move-In Agreement .

(2)	If “Gap” extends the hours for the items in (1) due to the request made by “Eul”, “Eul” shall pay for the cost.

Section 16 (Maintenance Personnel)

For appropriate maintenance of the leased location and common facility of the building (cleaning, security and etc.), “Gap” shall appoint a third party as maintenance personnel.

Section 17 (Agreement Cancellation Right by “Gap”)

If 1 of following items applies to “Eul”, “Gap” may cancel the contract without notice. Also, “Eul” shall not make any claim to “Gap” for any loss.

(1)	[“Eul”] violated a term(s) of this agreement and did not accept the request for rectification by “Gap”.

(2)	Monthly rent and maintenance fee are delayed for more than 2 months.

(3)	When it becomes evident that [“Eul”] does not have ability to make payment for monthly rent and maintenance fees due to seizure, provisional seizure or injunction, or has applied for an auction or bankruptcy.

(4)	The right to make a claim for refund of the lease deposit is transferred to a third party or [the lease deposit] becomes collateral.

Section 18 (Transfer and Returning to the Original Conditions)

(1)	In the case of terminating the Lease Agreement, “Eul” shall remove personal property before the final day of the lease and return the key to “Gap”. “Gap’s” property shall be returned to its original conditions before handing it back.

(2)	“Eul” shall remove dividers and other remodeled features at the time of termination of this agreement so that the [Lease Property] will be in the same condition as when the agreement was entered into. “Eul” shall be responsible for the cost.

(3)	If “Eul” does not recover personal property before the final date due to personal reasons, the rent and maintenance fee shall be pro-rated from the last day of this agreement until the date the property is returned to the original condition and actual transfer takes place. This amount for rent and maintenance fee shall be paid to “Gap” as a penalty and the amount can be subtracted from the lease deposit.

(4)	If “Eul” does not vacate the Lease Property after the end of, or cancellation of, this agreement, “Gap” may remove “Eul’s” personal property and return the Lease Property to its original condition. “Eul” shall be responsible for all costs incurred and “Gap” may subtract the amount from the lease deposit. “Eul” shall not make a claim for loss if “Eul” incurs a loss due to this event.

Section 19 (Claim for Loss)

(1)	If “Eul” or his/her employees or service providers cause damage to the facilities in the building intentionally or by accident, [“Eul”] shall immediately notify “Gap” and the loss, the amount of which shall be determined by information for prices or appraised “market price”, shall be compensated.

(2)	If “Eul” or his/her employees or service providers cause damage to the other tenants or to the public intentionally or by accident, “Eul” shall immediately make compensation out of his/her funds.

(3)	In the event that “Eul” loses the key to the entrance which were in his posession, “Eul” shall replace 1 lock for each entrance or pay compensation for the cost of replacement.

(4)	Any damage in (1) that was not reported to “Gap” may be considered to be the fault of “Eul” and “Gap” may make a claim for the loss or take other necessary actions.

Section 20 (Termination of the Agreement)

This agreement shall be terminated for any of the following reasons.

(1)	When the period of the lease is expired

(2)	When this agreement is cancelled due to the reasons stated in this Lease Agreement Section 3 (3) and (5).

(3)	When this agreement is cancelled according to Section 17

Section 21 (Right of Entry)

“Gap” or his/her employees or service providers may enter the Lease Property for inspection of the building, general maintenance, operations for health and safety, fire, theft prevention, and rescue service or to show [the Lease Property] to potential lessees before the end of the expiration date of this agreement after notifying “Eul”. However, in the event of theft or fire, [notice of entry] may be given afterward.

Section 22 (Fire Insurance Fee)

If the fire insurance premium in increased due to the actions or property of “Eul”, “Eul” shall pay “Gap” for the difference of the increase.

Section 23 (Jurisdiction, Application of Laws and etc.)

(1)	The jurisdiction of any legal claim arising from this lease agreement shall be a civil municipal court in the jurisdiction of the Lease Property’s location.

(2)	If there is disagreement about terms that are not specified in this agreement or about interpretation of this agreement, “Gap” and “Eul” shall discuss the matter and make a decision by referring to related ordinances or customary rulings on lease matters.

Section 24 (Written Agreement)

(1)	“Gap” shall protect “Eul’s” property in accordance with this agreement and may establish written agreement(s) for smooth operation of the Lease Property, and such written agreement shall be considered to be a part of this agreement and shall have the same effect.

(2)	Such written agreement(s) in (1) that are entered into or amended after this agreement is entered shall be effective with the same force of this agreement from the date of entry and amendment.

[Seals]